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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-19524
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TECNOL MEDICAL PRODUCTS, INC.
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       (Exact name of registrant as specified in its charter)

7201 Industrial Park Blvd., Fort Worth, Texas 76180
(817) 581-6424
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock, $.001 par value, per share
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       (Title of each class of securities covered by this Form)

None
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [x]               Rule 12h-3(b)(1)(i)  [x]
     Rule 12g-4(a)(1)(ii)    [ ]               Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i)     [ ]               Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(ii)    [ ]               Rule 12h-3(b)(2)(ii) [ ]
                                               Rule 15d-6           [ ]

     Approximate number of holders of record as of the certificate or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Tecnol Medical Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 7, 1998              By:     Donald M. Crook
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                                            Donald M. Crook
                                            Vice President and Secretary